SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

EMERGE ENERGY SERVICES LP

(Name of Issuer)

COMMON STOCK*

(Title of Class of Securities)

29102H108

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*	The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

CUSIP No. 29102H108	Page 2 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 264,416 (See Item 4)
	6	SHARED VOTING POWER None (see Item 4)
	7	SOLE DISPOSITIVE POWER 264,416 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,416 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.93%
12	TYPE OF REPORTING PERSON* CO

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 3 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 264,416
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 264,416
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,416 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.93%
12	TYPE OF REPORTING PERSON* OO

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 4 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 264,416
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 264,416
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,416 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.93%
12	TYPE OF REPORTING PERSON* CO

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 5 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 264,416
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 264,416
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,416 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.93%
12	TYPE OF REPORTING PERSON* OO

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 6 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 264,416
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 264,416
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,416 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.93%
12	TYPE OF REPORTING PERSON* CO

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 7 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Japan Unit Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 264,416
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 264,416
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,416 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.93%
12	TYPE OF REPORTING PERSON* OO

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 8 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,307,424
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,307,424
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,307,424 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.58%
12	TYPE OF REPORTING PERSON* CO

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 9 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,307,424
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,307,424
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,307,424 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.58%
12	TYPE OF REPORTING PERSON* OO

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 10 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,307,424
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,307,424
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,307,424 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.58%
12	TYPE OF REPORTING PERSON* CO

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 11 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) BAM Zie Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 609,939
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 609,939
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 609,939 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.14%
12	TYPE OF REPORTING PERSON* CO

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 12 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) BAM Zie Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 609,939
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 609,939
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 609,939 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.14%
12	TYPE OF REPORTING PERSON* OO

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 13 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) BAM Zie Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 609,939
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 609,939
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 609,939 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.14%
12	TYPE OF REPORTING PERSON* CO

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 14 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,181,779 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,181,779 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,181,779 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.64%
12	TYPE OF REPORTING PERSON* IA

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 29102H108	Page 15 of 30 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,181,779 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,181,779 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,181,779 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.64%
12	TYPE OF REPORTING PERSON* IN

The position is held in connection with a swap contract and therefore may not have voting rights over the underlying shares

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1 (a)	Name of Issuer:

EMERGE ENERGY SERVICES LP (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

180 State Street

Suite 225

Southlake, TX 76092

United States

Item 2       (a) – (c) This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd. is a Cayman corporation (“AMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(2) Atlas Global, LLC is a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 16.46% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd. is a Cayman corporation (“AGI”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AGI owns 30.61% of the equity interests in AMF.

(4) Atlas Institutional Fund, LLC is a Delaware limited liability company (“AIF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF LLC owns 6.05% of the equity interests in AMF.

(5) Atlas Institutional Fund, Ltd. is a Cayman corporation (“AIF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AIF, LTD owns 17.69% of the equity interests in AMF.

(6) Atlas Global Japan Unit Trust is a Cayman exempted unit trust (“AGJ”), with its principal business office at c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Financial Centre, 11 Dr. Roy’s Drive-3rd Floor, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. AGJ owns 9.31% of the equity interests in AMF.

(7) Atlas Enhanced Master Fund, Ltd. is a Cayman corporation (“AEMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

Page 16 of 30 Pages

(8) Atlas Enhanced Fund, L.P. is a Delaware limited partnership (“AEF LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AEF LP owns 29.01% of the equity interests in AEMF.

(9) Atlas Enhanced Fund, Ltd. is a Cayman corporation (“AEF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AEF LTD. owns 70.98% of the equity interests in AEMF.

(10) BAM Zie Master Fund, Ltd. is a Cayman corporation (“BZMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(11) BAM Zie Fund, LLC is a Delaware limited liability company (“BZF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BZF LLC owns 55.50% of the equity interests in BZMF.

(12) BAM Zie Fund, Ltd. is a Cayman corporation (“BZF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. BZF LTD owns 44.25% of the equity interests in BZMF.

(13) Balyasny Asset Management L.P. is a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, and Chicago, IL 60602. BAM is the investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AGJ, AEMF, AEF LP, AEF LTD, BZMF, BZF LLC and BZF LTD.

(14) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number: 29102H108

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Page 17 of 30 Pages

Item 4	Ownership:

AMF

(a)	Amount Beneficially Owned:

264,416

(b)	Percent of Class:

0.93%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

264,416

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

264,416

(iv)	Shared power to dispose or to direct disposition of:

None

AG

(a)	Amount Beneficially Owned:

By virtue of its ownership of 16.46% of the equity interest in AMF, AG may be deemed to beneficially own the 264,416 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

0.93%

Page 18 of 30 Pages

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

264,416

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

264,416

(iv)	Shared power to dispose or to direct disposition of:

None

AGI

(a)	Amount Beneficially Owned:

By virtue of its ownership of 30.61% of the equity interest in AMF, AGI may be deemed to beneficially own the 264,416 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

0.93%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

264,416

(ii)	Shared power to vote or to direct vote:

None

(ii)	Sole power to dispose or direct disposition of:

264,416

Page 19 of 30 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

AIF LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 6.05% of the equity interest in AMF, AIF LLC may be deemed to beneficially own the 264,416 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

0.93%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

264,416

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

264,416

(iv)	Shared power to dispose or to direct disposition of:

None

AIF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 17.69% of the equity interest in AMF, AIF LTD may be deemed to beneficially own the 264,416 Shares of the Company’s Common Stock beneficially owned by AMF.

Page 20 of 30 Pages

(b)	Percent of Class:

0.93%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

264,416

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

264,416

(iv)	Shared power to dispose or to direct disposition of:

None

AGJ

(a)	Amount Beneficially Owned:

By virtue of its ownership of 9.31% of the equity interest in AMF, AGJ may be deemed to beneficially own the 264,416 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

0.93%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

264,416

(ii)	Shared power to vote or to direct vote:

None

Page 21 of 30 Pages

(iii)	Sole power to dispose or direct disposition of:

264,416

(iv)	Shared power to dispose or to direct disposition of:

None

AEMF

(a)	Amount Beneficially Owned:

1,307,424

(b)	Percent of Class:

4.58%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,307,424

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,307,424

(iv)	Shared power to dispose or to direct disposition of:

None

AEF LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 29.01% of the equity interest in AEMF, AEF LP may be deemed to beneficially own the 1,307,424 Shares of the Company’s Common Stock beneficially owned by AEMF.

Page 22 of 30 Pages

(b)	Percent of Class:

4.58%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,307,424

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,307,424

(iv)	Shared power to dispose or to direct disposition of:

None

AEF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 70.98% of the equity interest in AEMF, AEF LTD may be deemed to beneficially own the 1,307,424 Shares of the Company’s Common Stock beneficially owned by AEMF.

(b)	Percent of Class:

4.58%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,307,424

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,307,424

Page 23 of 30 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

BZMF

(a)	Amount Beneficially Owned:

609,939

(b)	Percent of Class:

2.14%

(c)	Number of Shares as to which person has:

(ii)	Sole power to vote or to direct vote:

609,939

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

609,939

(iv)	Shared power to dispose or to direct disposition of:

None

BZF LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 55.50% of the equity interest in BZMF, BZF LLC may be deemed to beneficially own the 609,939 Shares of the Company’s Common Stock beneficially owned by BZMF.

(b)	Percent of Class:

2.14%

Page 24 of 30 Pages

(c)	Number of Shares as to which person has:

(iii)	Sole power to vote or to direct vote:

609,939

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

609,939

(iv)	Shared power to dispose or to direct disposition of:

None

BZF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 45.25% of the equity interest in BZMF, BZF LTD may be deemed to beneficially own the 609,939 Shares of the Company’s Common Stock beneficially owned by BZMF.

(b)	Percent of Class:

2.14%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

609,939

(ii)	Shared power to vote or to direct vote:

None

(iv)	Sole power to dispose or direct disposition of:

609,939

Page 25 of 30 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AGJ, AEMF, AEF LP, AEF LTD, BZMF, BZF LLC, and BZF LTD, BAM may be deemed to beneficially own the 2,181,779 Shares of the Company’s Common Stock beneficially owned by AMF, AG, AGI, AIF LLC, AIF LTD, AGJ, AEMF, AEF LP, AEF LTD, BZMF, BZF LLC and BZF LTD.

(b)	Percent of Class:

7.64%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

2,181,779

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

2,181,779

(iv)	Shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 2,181,779 Shares of the Company’s Common Stock beneficially owned by BAM.

Page 26 of 30 Pages

(b)	Percent of Class:

7.64%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

2,181,779

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

2,181,779

(iv)	Shared power to dispose or to direct disposition of:

None

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Page 27 of 30 Pages

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 28 of 30 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 14, 2017

ATLAS MASTER FUND, LTD.		ATLAS GLOBAL, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		ATLAS INSTITUTIONAL FUND, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND, LTD.		ATLAS GLOBAL JAPAN UNIT TRUST

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Representative

ATLAS ENHANCED MASTER FUND, LTD.		ATLAS ENHANCED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS ENHANCED FUND, LTD.		BAM ZIE MASTER FUND, LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

Page 29 of 30 Pages

BAM ZIE FUND, LLC		BAM ZIE FUND, LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

BALYASNY ASSET MANAGEMENT L.P.		DMITRY BALYASNY

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Representative

Page 30 of 30 Pages